Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. COMPLETES PRIVATE ADD-ON OFFERING OF $25 MILLION OF SENIOR NOTES

NEW YORK, NY, March 27, 2017 – Mercer International Inc. (Nasdaq: MERC, TSX: MERC.U) (the “Company”) today announced that it has completed its previously announced private offering of $25.0 million in aggregate principal amount of 6.500% senior notes due 2024 (the “Additional Notes”). The Additional Notes were issued as additional notes under the indenture dated February 3, 2017, pursuant to which the Company previously issued $225.0 million aggregate principal of 6.500% senior notes due 2024.

The Additional Notes were issued at a price of 100% of their principal amount, plus accrued interest from February 3, 2017. The net proceeds from this offering, together with cash on hand, will be used to finance the Company’s proposed acquisition of substantially all of the assets comprising a sawmill and bio-mass power plant located near Friesau, Germany and for general working capital purposes, which was previously announced by the Company on February 21, 2017.

The Additional Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Additional Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption form, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Additional Notes in any state in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global pulp manufacturing company.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. In particular, statements about our plans or intentions regarding the intended use of proceeds of the Additional Notes and our proposed acquisition are forward-looking statements and may not necessarily occur. Among those factors which could cause actual results to differ materially are the following: uncertainties to the timing of completion of our proposed acquisition, including our ability to obtain requisite consents and approvals or otherwise satisfy the conditions to complete the proposed acquisition, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099